Exhibit 99.1

Schlumberger Announces Third-Quarter 2005 Results

NEW YORK, October 21, 2005 – Schlumberger Limited (NYSE:SLB) today reported third-quarter 2005 operating revenue of $3.70 billion versus $3.43 billion in the second quarter of 2005, and $2.91 billion in the third quarter of last year. Income from continuing operations before charges and credits was $523 million, or $0.86 per share-diluted, versus $0.78 in the previous quarter and $0.52 in the third quarter of last year.

Income from continuing operations, including charges and credits, was $0.89 per share-diluted, versus $0.78 in the previous quarter and $0.50 in the third quarter of last year. Net income was $541 million or $0.89 per share-diluted, compared to $0.80 in the previous quarter and $0.53 in the third quarter of last year, an increase of 70%.

Oilfield Services revenue of $3.26 billion increased 7% sequentially and 25% compared to the same quarter of last year. Pretax business segment operating income of $722 million increased 7% sequentially and 64% year-on-year.

WesternGeco revenue of $436 million increased 14% sequentially and 45% year-on-year. Pretax business segment operating income of $85 million increased 48% sequentially and 158% year-on-year.

Schlumberger Chairman and CEO Andrew Gould commented, “Third-quarter activity strengthened on a global basis as exploration and production activity continued to grow rapidly worldwide. The industry response to the current lack of an oil supply cushion and the long-term need to increase supplies of natural gas is underway but is still far from reaching a peak.

During the quarter, activity was severely disrupted in the Gulf of Mexico with over twenty-five days of lost operating time due to personnel being evacuated in advance of hurricanes. Damage sustained by production platforms and mobile offshore drilling units will mean reduced activity throughout the fourth quarter though levels will improve compared to the third quarter. I am pleased to report that no Schlumberger personnel were lost or injured during this period, though employees suffered major personal losses and are still operating from bases other than their homes.

Technology introduction accelerated during the quarter. The next-generation Drilling & Measurements Scope logging-while-drilling services, which offer improved drilling efficiency and enhanced formation evaluation, met growing acceptance as customers realized step changes in well-placement accuracy in several geographical areas. Integrated Project Management scored several successes in both existing projects as well as in signing new contracts.

Recent seismic, logging, and well-testing contracts show a renewed interest in exploration in new and existing areas. The success of our technology portfolio will grow as this trend accelerates.”

Other Events:

•	As part of the 15 million-share buy-back program, Schlumberger repurchased 1.73 million shares during the quarter for a total amount of $145 million. Since the beginning of the program, Schlumberger has repurchased 10.65 million shares for a total amount of $728 million.

•	The overall impact of the hurricane season on Schlumberger net income for the third quarter is estimated at $36 million or $0.06 per share. Without this effect, net income would have been $0.95 per share.

•	In the quarter, Schlumberger recorded a pretax and after-tax gain of $18 million relating to the resolution of a contingency associated with the Montrouge, France facility, which was sold in the first quarter of 2005.

Consolidated Statement of Income (Unaudited)

(Stated in thousands except per share amounts)

	Third Quarter		Nine Months
For Periods Ended September 30	2005	2004(3)	2005	2004(3)
Operating revenue	$3,698,093	$2,905,927	$10,285,836	$8,412,495
Interest and other income(1) (4)	80,101	37,048	314,874	88,534
Expenses
Cost of goods sold and services(4)	2,757,310	2,301,238	7,711,496	6,653,279
Research & engineering	128,266	118,413	371,121	350,923
Marketing	11,828	10,111	34,086	29,296
General & administrative	89,850	88,633	266,167	246,754
Debt extinguishment costs(4)	—	—	—	114,894
Interest(4)	50,637	43,706	147,636	227,660

Income from Continuing Operations before taxes and minority interest	740,303	380,874	2,070,204	878,223
Taxes on income(4)	174,953	74,390	474,772	195,924

Income from Continuing Operations before minority interest	565,350	306,484	1,595,432	682,299
Minority interest	(24,547)	(8,519)	(56,991)	(19,645)

Income from Continuing Operations	540,803	297,965	1,538,441	662,654
Income from Discontinued Operations	—	20,240	7,972	231,444

Net Income	$540,803	$318,205	$1,546,413	$894,098

Diluted Earnings Per Share
Income from Continuing Operations	$0.89	$0.50	$2.54	$1.12
Income from Discontinued Operations	—	0.03	0.01	0.38

Net Income (5)	$0.89	$0.53	$2.55	$1.49

Average shares outstanding	589,820	589,936	589,298	589,186
Average shares outstanding assuming dilution	615,923	613,787	614,223	613,009

Depreciation & amortization included in expenses(2)	$337,107	$323,002	$992,088	$968,629

1)	Includes interest income of:
a.	Third quarter 2005 - $ 27 million (2004 - $15 million).
b.	Nine months 2005 - $ 70 million (2004 - $40 million).

2)	Including Multiclient seismic data costs.

3)	Restated for discontinued operations.

4)	Charges and credits:

	Pretax	Tax	Net	Diluted EPS effect (5)	Income Statement Classification
The third quarter of 2005 includes:
Gain relating to resolution of contingency - Montrouge facility	$17.8	$—	$17.8	$0.03	Interest and other income

The first quarter of 2005 includes:
Gain on sale of Montrouge facility	$145.7	$—	$145.7	$0.24	Interest and other income
Real estate related charges	(12.1)	0.8	(11.3)	(0.02)	Cost of goods sold and services

	$133.6	$0.8	$134.4	$0.22

The third quarter of 2004 includes:
Restructuring program charges	$(3.0)	$—	$(3.0)	$—	Cost of goods sold and services
Intellectual Property settlement charge	(11.2)	1.3	(9.9)	(0.02)	Cost of goods sold and services

	$(14.2)	$1.3	$(12.9)	$(0.02)

The second quarter of 2004 includes:
Loss on sale of Atos Origin shares	$(6.6)	$—	$(6.6)	$(0.01)	Interest and other income
Vacated leased facility charge	(11.0)	—	(11.0)	(0.02)	Cost of goods sold and services
Restructuring program charges	(4.0)	—	(4.0)	(0.01)	Cost of goods sold and services
Litigation reserve release	5.0	—	5.0	0.01	Cost of goods sold and services
Debt extinguishment costs	(37.4)	14.0	(23.4)	(0.04)	Debt extinguishment costs
US interest rate swap gain	9.6	(3.3)	6.3	0.01	Interest expense

	$(44.4)	$10.7	$(33.7)	$(0.05)

The first quarter of 2004 includes:
Loss on sale of Atos Origin shares	$(14.3)	$—	$(14.3)	$(0.02)	Interest & other income
Restructuring program charges	(19.5)	5.5	(14.0)	(0.02)	Cost of goods sold and services
Debt extinguishment costs	(77.5)	—	(77.5)	(0.13)	Debt extinguishment costs
Loss recognized on interest-rate swaps	(73.5)	27.2	(46.3)	(0.08)	Interest expense

	$(184.8)	$32.7	$(152.1)	$(0.25)

5)	Amounts may not add due to rounding.

Condensed Balance Sheet (Unaudited)

(Stated in thousands)

	Sept. 30, 2005	Dec. 31, 2004
Assets
Current Assets
Cash and short-term investments	$3,002,992	$2,997,425
Other current assets	4,769,334	3,997,145
Assets held for sale (1)	—	65,179

	7,772,326	7,059,749
Fixed income investments, held to maturity	378,702	203,750
Fixed assets	4,020,664	3,761,729
Multiclient seismic data	245,264	346,522
Goodwill	2,922,220	2,789,048
Other assets	1,896,380	1,839,979

	$17,235,556	$16,000,777

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued liabilities	$3,121,868	$2,980,790
Estimated liability for taxes on income	951,298	858,785
Bank loans and current portion of long-term debt	674,275	715,872
Dividend payable	124,737	111,136
Liabilities held for sale (1)	—	34,617

	4,872,178	4,701,200
Long-term debt	3,743,847	3,944,180
Postretirement benefits	710,088	670,765
Other liabilities	162,861	151,457

	9,488,974	9,467,602
Minority interest	470,465	416,438
Stockholders’ Equity	7,276,117	6,116,737

	$17,235,556	$16,000,777

(1)	Assets and liabilities held for sale at December 31, 2004 represent the gross assets and liabilities of the Essentis, Payphones, and Global businesses.

Net Debt (Unaudited)

Net debt represents gross debt less cash, short-term investments, and fixed income investments held to maturity. Management believes that “net debt” provides useful information regarding the level of Schlumberger’s indebtedness. Details of the net debt follow:

(Stated in millions)

Nine Months	2005
Net Debt, beginning of period	$(1,459)
Income from continuing operations	1,538
Excess of equity income over dividends received	(52)
Charges/credits, net	(152)
Depreciation and amortization	992
US pension contribution	(171)
Increase in working capital requirements	(405)
Capital expenditures	(1,135)
Dividends paid	(358)
Proceeds from employee stock plans	207
Proceeds from business divestitures	22
Proceeds from the sale of the Montrouge facility	230
PetroAlliance acquisition (cash paid)	(40)
Other business acquisitions	(62)
Stock repurchase program	(408)
Net debt acquired	(50)
Other	181
Translation effect on net debt	86

Net Debt, end of period	$(1,036)

(Stated in millions)

Components of Net Debt	Sept. 30, 2005	Dec. 31, 2004
Cash and short-term investments	$3,003	$2,997
Fixed income investments, held to maturity	379	204
Bank loans and current portion of long-term debt	(674)	(716)
Long-term debt	(3,744)	(3,944)

	$(1,036)	$(1,459)

In addition to financial results determined in accordance with generally accepted accounting principles (GAAP), this Third Quarter Earnings Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

(Stated in millions except tax rates and per share amounts)

	Third Quarter 2005
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$740.3	$175.0	$(24.5)	$540.8
Add back Charges & Credits:
- Resolution of contingency - Montrouge facility	(17.8)	—	—	(17.8)

Income from Continuing Operations before charges & credits	$722.5	$175.0	$(24.5)	$523.0

Continuing operations	GAAP	Before charges & credits
Effective tax rate	23.6%	24.2%
Diluted Earnings per Share	$0.89	$0.86

	Third Quarter 2004
	Pretax	Tax	Min Int	Net
Income from Continuing Operations per Consolidated Statement of Income	$380.9	$74.4	$(8.5)	$298.0
Add back Charges & Credits:
- Restructuring program charges	3.0	—	—	3.0
- Intellectual property settlement	11.2	1.3	—	9.9

Continuing operations before charges & credits	$395.1	$75.7	$(8.5)	$310.9

Continuing operations	GAAP	Before charges & credits
Effective tax rate	19.5%	19.1%
Diluted Earnings per Share	$0.50	$0.52

There were no charges or credits recorded in the second quarter of 2005.

Business Review (Unaudited)

	Third Quarter			Nine Months
(Stated in millions)	2005	2004	% chg	2005	2004	% chg
Oilfield Services
Operating Revenue	$3,259	$2,606	25%	$9,082	$7,505	21%
Pretax Operating Income	$722	$440	64%	$1,954	$1,317	48%

WesternGeco
Operating Revenue	$436	$301	45%	$1,197	$905	32%
Pretax Operating Income	$85	$33	158%	$207	$81	154%

Pretax operating income represents the segments’ income before taxes and minority interest. The pretax operating income excludes corporate expenses (including $6 million relating to assets lost and damaged during the third quarter 2005 hurricanes in the Gulf of Mexico), interest income, interest expense, amortization of certain intangibles, stock-based compensation costs, and the charges and credits described on page 4, as these items are not allocated to the segments.

Oilfield Services

Third-quarter revenue of $3.26 billion was 7% higher sequentially and increased 25% year-on-year. Pretax operating income of $722 million increased 7% sequentially and 64% year-on-year.

Sequential revenue increases were recorded across all geographic areas with Europe/CIS/Africa and Middle East & Asia displaying the strongest growth rates. By technology, Drilling & Measurements, Well Completions & Productivity, and Well Services led sequential growth.

Year-on-year, all four geographic areas posted growth of at least 20%. All technologies recorded significant increases driven by robust new technology introduction, coupled with increased activity and favorable pricing.

Pretax operating income recorded strong sequential growth with the exception of North America as a result of the hurricane season in the Gulf of Mexico. Strengthening exploration and production activity worldwide led to improved pricing across all geographic areas.

During the quarter, Schlumberger opened a dedicated Well Services Client Support Laboratory on the campus of Tyumen State University in Western Siberia. The laboratory is equipped with advanced stimulation testing equipment and is designed to support the expanding fracturing and matrix market in Russia. The laboratory will focus on developing and adapting fluid technologies to the specific needs of the local market, as well as supporting regional product sourcing.

In September, Schlumberger commissioned the new Aberdeen Operation Support Center following completion of a major capabilities upgrade. The state-of-the-art facility enables real-time monitoring, modeling, and remote operational control to optimize drilling while reducing risk. The center is key to North Sea operations and the specific drilling problems of mature fields. Schlumberger presently operates 27 drilling operation centers worldwide.

North America

Revenue of $946 million increased 4% sequentially and 20% year-on-year. Pretax operating income of $219 million declined 6% sequentially but increased 84% year-on-year.

Canada recorded strong sequential growth with the rapid recovery in rig count following spring break-up, combined with sustained improved pricing. The growth in US Land revenue resulted from the combination of positive trends in activity and favorable pricing. Gulf Coast activity declined substantially during the quarter with the suspension of operations due to the severe hurricane season.

The sequential decline in operating income was the result of the severity of the hurricane season, and includes the combined effects of reduced resource utilization and business disruption costs.

The total estimated financial impact of hurricanes during the quarter for the Gulf Coast and US Land GeoMarkets was $60 million in revenue and $44 million in operating income.

The steep year-on-year operating income growth was primarily due to double-digit price increases, particularly for Well Services, Wireline, and Drilling & Measurements technologies, together with continuing activity growth.

Working in the Barnett Shale formation for Devon Energy, a second fracturing job using the newly introduced FiberFRAC* technology was successfully completed—reducing sand settling and enhancing production from the shale. FiberFRAC has proven critical for producers in unconventional gas reservoirs for both vertical and horizontal applications where sand settling is known to hamper optimal gas production from the shale.

In the Gulf of Mexico, BHP Billiton achieved significant time savings by conducting a complex borehole seismic operation using the Schlumberger Wireline industry-leading VSI-40* imager. Surveys were conducted in 24 operating hours, yielding eight hours of rig-time savings over conventional 20-level technology. The seismic profile was used to confirm proper depth registration of the seismic data.

Latin America

Revenue of $569 million was 3% higher sequentially and 31% higher year-on-year. Pretax operating income of $92 million increased 9% sequentially and 104% year-on-year.

Sequential revenue improvement was due to an expanding customer base and an Integrated Project Management (IPM) project that included a performance-related incentive payment in the Peru/Colombia/Ecuador GeoMarket. In Brazil, increasing activity was experienced with strong deployment of Drilling & Measurements and Wireline technology services. Revenue improvement was partially offset by Mexico, which declined during the quarter, primarily due to a drop in IPM third-party managed services revenue.

Revenue in Venezuela improved as a result of rising PDVSA drilling activity, partially offset by a slowdown in international operator activity offshore Venezuela. During the quarter, PRISA barge utilization activity in Western Venezuela exceeded an average of 90%. Discussions regarding the settlement of certain outstanding receivables for the PRISA contract were progressing at quarter-end.

Increasing operating efficiency in the Latin America South and Peru/Colombia/Ecuador GeoMarkets led partly to the sequential operating income improvement. The marked year-on-year operating income improvement was due to strengthening profitability in integrated projects coupled with strong Drilling & Measurements technology results throughout Latin America.

In Trinidad and Tobago, BP successfully completed a production logging gas well using an industry first 10 3/4” Quantum maX* gravel pack completion system, with an openhole full-bore set down MudSOLV* service tool. The sandface completion included the use of AllPAC* screens and an FIV* Formation Isolation Valve. An MGLT (Memory Gravel Pack Logging Tool) was used to confirm the 100% gravel pack of the producing interval.

Offshore Brazil, PeriScope 15*—the newly introduced directional, deep imaging-while-drilling service from the Scope* family of Drilling & Measurements technologies—was successfully launched for Petrobras on two deepwater development fields. PeriScope 15 real-time data, combined with GVR* geoVISION resistivity images, were simultaneously transmitted to the client’s visualization centers in different parts of the country via the InterACT* data delivery system. The results were used in real time to update well positioning and identify reservoir uncertainties to meet client well-placement objectives. The azimuthal deep reading bed-boundary detection capability of the unique technology enables clients to steer a well in the most productive layers with exceptional accuracy, resulting in higher net oil recovery, access to additional reserves, higher production rates, and lower well-construction costs.

Europe/CIS/Africa

Revenue of $944 million increased 14% sequentially and 28% year-on-year. Pretax operating income of $201 million increased 31% sequentially and 71% year-on-year.

Sequential revenue growth was partially due to continued strong activity in Russia, particularly for Drilling & Measurements and Well Completions & Productivity technologies, combined with the first full quarter of financial consolidation of PetroAlliance operations.

West Africa experienced strong activity improvement with continued deepwater activity growth benefiting mainly Wireline and Drilling & Measurements technologies. The North Sea GeoMarket also contributed to the revenue growth with increased drilling activity and strong demand for production technologies from Well Services and Wireline.

Sequentially, Drilling & Measurements, Well Services, and Well Completions & Productivity technologies showed the strongest rise in operating income from increased pricing and activity, particularly in the North Sea, West Africa and Russia GeoMarkets. All seven Europe/CIS/Africa GeoMarkets delivered operating margin improvements resulting in a sequential increase of 270 basis points due to price increases in a tight supply environment.

In Norway, the first-ever intelligent multilateral well for the Troll field was successfully installed for Hydro. The completion includes a surface-controlled natural gas lift system comprising a hydraulically operated Wireline Retrievable Flow Control gas lift valve, integrated with sand control and side mounted guns to boost production using the gas cap, and to bring wells to production. The completion also incorporates two remotely controlled flow control valves, operated by a single control line, to optimize and control the flow from the two branches of the multilateral.

Continuing its worldwide introduction, the new Wireline PressureXpress* service was deployed for Burren Energy Resources for the first time in their Burun field in the Caspian. Providing accurate measurements of formation pressure and fluid mobility, PressureXpress was run successfully in a program of 89 pressure points in extremely low-mobility formations. The tool’s unique ability to acquire pressure measurements in very tight formations identified a non-depleted zone in the field and a candidate for future development.

Middle East & Asia

Revenue of $774 million was 6% higher sequentially and 25% higher year-on-year. Pretax operating income of $226 million increased 9% sequentially and 36% year-on-year.

The sequential revenue growth was mainly due to the increase in rig count in the Saudi Arabia/Bahrain/Kuwait GeoMarket, as Saudi Aramco continues to increase activity in line with their announced spending plans.

In the Brunei/Malaysia/Philippines GeoMarket, sequential revenue grew sharply due to higher customer expenditures, improving pricing, and a move by operators into increased deepwater exploration. This resulted in high levels of activity in testing operations, as well as demand for Drilling & Measurements technology services. The Gulf GeoMarket also contributed to the sequential revenue growth through firm pricing.

Sustained activity, rising pricing, and improved market share gain resulted in operating margins approaching 30% in the quarter. The strong sequential operating income growth was driven by Drilling & Measurements and Wireline technology services that benefited from an increasing rig count and a strengthening pricing environment.

During the quarter, redevelopment of the Bokor field in Malaysia reached a milestone with the completion of the first phase of work. This 10-year IPM mature field production optimization project for PETRONAS/Carigali began in late 2003 with a detailed Data & Consulting Services engineering study to assess viability. In addition to optimizing production from existing wells, the first phase included the drilling of three new wells to further exploit reservoir potential and enhance recovery. At quarter-end, all three new wells were on production at rates close to the engineering study estimations that were based on data analysis and appropriate technology deployment.

In Indonesia, Schlumberger successfully finished the world’s two longest PERFPAC* sand control well completions for ConocoPhillips, nearly doubling the previous record. PERFPAC integrated perforating and gravel packing is the only single-trip, multi-zone service that cuts fluid loss, saves rig time, and ensures optimal productivity. On well HIU A-02, the perforated interval was 705 feet gross and 370 feet net. Well HIU A-01 was completed as two stacked StimPAC* fracturing and gravel-packing jobs, with a gross perforated interval of 640 feet. Subsequent well tests confirmed successful completions.

Highlights

•	In Mexico, PEMEX awarded a $48 million, multi-year cementing contract in their Marine region, and a $76 million cementing and stimulation contract for work in their South region.

•	In Russia, Taas-Yuriakh Neftegazodobycha awarded a multi-year, $40 million IPM contract for re-entering 13 suspended wells and drilling horizontal sidetracks from the existing vertical wellbores in Eastern Siberia-Yakutia. The work scope includes project management, rig management, and services from multiple Schlumberger technology groups.

•	In Indonesia, INPEX awarded an IPM project for a remote three- to four-well deepwater appraisal campaign in the Masela block. Together, INPEX and IPM will design the drilling program and tender/contract packages for all services required for the work, supervise the execution of the work, and perform the post-drilling wrap-up.

•	In the UK, Tullow Oil selected Petrel* software as its primary seismic interpretation and reservoir modeling workflow tool, enabling asset teams to develop and refine workflows across multiple technical disciplines. Petrel Windows®-based workflow tools will interface directly with Tullow’s existing software.

•	CNOOC Ltd. signed a multi-year, $7.9 million agreement to purchase the GeoFrame* reservoir characterization system and ECLIPSE* simulator software as their corporate standard applications for all their China subsidiaries.

•	In Canada, Suncor Energy Inc. awarded a Well Completions & Productivity contract for ten Hotline* electrical submersible pump artificial lift systems for deployment in their heavy oil SAGD (Steam-Assisted Gravity Drainage) operations.

WesternGeco

Third-quarter revenue of $436 million increased 14% sequentially and 45% compared to the same period last year. Pretax operating income of $85 million improved 48% sequentially and $52 million year-on-year.

Sequentially, Marine revenue increased sharply as overall vessel utilization improved to 92% and Q-vessel utilization reached 100% in the quarter. In Europe, three Q* vessels and the Q-Seabed* crew were active throughout the quarter. In addition, one new project began in Sakhalin and higher activity was experienced in West Africa. These results were partly mitigated by lower revenue in South America, Mexico, and the Middle East following the transfer of vessels to other regions. The sharp revenue growth also reflected much improved contractual terms and conditions, including mobilization, demobilization, and weather downtime provisions.

However, Land, Data Processing, and Multiclient revenues experienced seasonal declines during the quarter. In Land, the start of a new project in Algeria was insufficient to overcome the results of the standby of two crews in Africa due to the rainy season. In Data Processing, higher revenues in South America and Russia were unable to compensate for lower activity in Mexico. Multiclient sales were $95 million, which declined due to office closures in New Orleans and Houston as a result of hurricane activity.

The year-on-year revenue increase was led by Marine due to better vessel utilization combined with a 74% year-on-year price improvement and favorable terms and conditions on most contracts.

Sequential improvement in operating income was mainly due to Marine, driven by higher vessel utilization and strong pricing.

The overall impact of Hurricanes Katrina and Rita led to estimated lost operating revenue of $13 million and lost operating income of $9 million for the quarter.

Backlog reached $656 million versus $595 million at the end of the second quarter.

Highlights

•	ConocoPhillips Canada awarded a contract for two 3D Q-Marine* seismic surveys over their Laurentian Sub-Basin exploration blocks. The two projects, totaling approximately 2,000 square kilometers, are the first Q-Marine surveys in Canada. Data acquisition for the two surveys commenced in mid-June and was completed in September. The Western Neptune acquired the surveys, towing ten 6,000-meter cables with 100-meter separation. The 93-meter, 8,000-ton Neptune is one of the largest seismic vessels ever to work off Canada’s East Coast.

•	Apache Egypt Company awarded a contract for Q-Land* 3D seismic surveys that will cover approximately 2,000 square kilometers in the Egyptian Western Desert. The surveys commenced in September 2005. Apache requires the surveys to help explore its new West Kanayes, North Tarek, Shushan, and West Kalabsha concessions.

•	Joint Operations, which operates in the onshore Partitioned Neutral Zone between Kuwait and Saudi Arabia, awarded a contract for the integrated acquisition and processing of 224 square kilometers of 3D Q-Land seismic. Field operations commenced in mid-July 2005, with the primary objectives being improved structural imaging and the use of seismic attributes to predict reservoir quality and distribution in areas not previously drilled.

•	WesternGeco opened its 4D Center of Excellence in Stavanger on September 20, 2005. The center provides business services to customers in addition to training, workflow development, and technology management to support the growing business of 4D or time-lapse seismic reservoir monitoring. The center also will coordinate support for university consortia, industry research, and alliance partners.

About Schlumberger

Schlumberger is the world’s leading oilfield services company supplying technology, project management, and information solutions that optimize performance for customers working in the oil and gas industry. The company employs more than 58,000 people of over 140 nationalities working in more than 80 countries, and comprises two business segments. Schlumberger supplies a wide range of products and services from formation evaluation through directional drilling, well cementing and stimulation, well completions and productivity to consulting, software, information management, and IT infrastructure services that support core industry operational processes. WesternGeco, jointly owned with Baker Hughes, is the world’s largest seismic company and provides advanced acquisition and data processing services. In 2004, Schlumberger operating revenue was $11.48 billion. For more information, visit SLB.com.

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*	Mark of Schlumberger

Notes:

•	Schlumberger will hold a conference call to discuss the above announcement on Friday, October 21, 2005 at 9:00am New York City time (2:00pm London time/3:00pm Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-888-428-4478 (toll free) for North America, or +1-612-288-0329 outside North America, approximately 15 minutes prior to the scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” A replay will be available through November 4, 2005 by dialing +1-800-475-6701 in North America, or +1-320-365-3844 outside North America, and providing the access code 794181.

•	The conference call will be webcast simultaneously at SLB.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available through November 4, 2005 at the above Web site.

•	Supplemental information in the form of a question and answer document on this press release and financial schedules are available at SLB.com/ir.

For more information, please contact:

Doug Pferdehirt, Vice President of Communications and Investor Relations

or

Paulo Loureiro, Investor Relations Manager

+1-212-350-9432

investor-relations@slb.com